Execution Copy

Exhibit 4.(a)3

Agreement

THIS AGREEMENT (the “Agreement”) is entered into as of March 16, 2004, by and among (i) Sapiens International Corporation N.V. (“Sapiens”), a public company organized under the laws of the Netherlands Antilles whose shares are traded  on NASDAQ and the Tel-Aviv Stock Exchange (the “TASE”), (ii) F.I.D. Holdings Ltd., a private company organized under the laws of the State of Israel (“FID”) and (iii) Israel Discount Bank Ltd. (“IDB” and, collectively with FID, the “Investors”).

WITNESSETH

WHEREAS, on April 14, 2000, FID entered into (i) a Share Purchase Agreement with eZoneXchange.com, Inc. and Sapiens, and (ii) a Put/Call Agreement with Sapiens (the “Original Put/Call Agreement”);

WHEREAS, on May 3, 2000, FID assigned 9.33% of its rights and obligations under the agreements referred to in the previous paragraph to IDB;

WHEREAS, on February 13, 2001, the parties entered into a letter agreement in which the parties, among other things, agreed to amend the Original Put/Call Agreement (such original agreement, as amended, to be referred to as the “Put/Call Agreement”)

WHEREAS, the parties agree to substitute and settle all of the obligations of Sapiens to the Investors under the Put/Call Agreement in consideration for the terms and provisions more fully set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

1.  Issuance of Shares of Sapiens

Within 10 days following the execution of this Agreement, Sapiens shall issue and allot to the Investors, for no additional consideration, an aggregate of 750,000 shares of Common Stock of the Company (the “Sapiens Common Shares”), par value Two Euro and thirty Eurocent (€ 2.30) each. The Sapiens Common Shares shall be deemed to have been issued to the Investors at the closing price of such shares on NASDAQ on the last trading day before the date the shares are delivered to the Investors. The Sapiens Common Shares issued to the Investors shall be deemed fully paid by the Investors.

The Sapiens Common Shares shall be issued to the Investors in accordance with “Regulation S” promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Notwithstanding the foregoing, within 30 days following the Investors’ written request but in any event not earlier than March 31, 2005, Sapiens shall file an appropriate registration statement necessary for the trading on NASDAQ of the Sapiens Common Shares and the Warrant Shares (as the latter term is defined below) and shall bear all costs and expenses associated with such filing, except for underwriters’ commissions, if applicable, which will be borne by the Investors.

The number of Sapiens Common Shares to be issued to each Investor is set forth opposite such Investor’s name in Exhibit A attached hereto.

2. Loan

An amount of US$8.6 million shall be due to the Investors by Sapiens as a repayment of a loan (the “Loan”), having the following terms:

2.1. Interest – the annual rate of interest shall be 7.5% compounded annually on the outstanding principal of the Loan as of January 1, 2004.

2.2. Payment of Interest - interest (and applicable value added tax) shall be paid on each July 10 and January 10 with respect to the immediately preceding six-month period.

2.3. Payment of Principal – the principal of the Loan shall be paid to the Investors, as follows:

2.3.1. By no later than May 1, 2004, Sapiens shall pay the Investors an aggregate amount of US$4.6 million.

2.3.2. By no later than May 1, 2005, Sapiens shall pay the Investors an additional aggregate amount of US$4 million.

2.3.4. The portion of each of the above installments due to each of the Investors is set forth opposite such Investor’s name in Exhibit A attached hereto.

 Such amounts shall be wired to the bank account of such Investor in accordance with the account information set forth in Exhibit A attached hereto.

2.4. Notwithstanding the payment schedule set forth above, all amounts due to the Investors pursuant to this Agreement shall be declared immediately due and payable if Sapiens applies for or consents to the appointment of a receiver, trustee, or liquidator for substantially all of its assets or such a receiver, trustee, or liquidator is appointed; or an involuntary petition of bankruptcy has been filed against Sapiens that has not been dismissed within thirty (30) days thereof, or Sapiens files a voluntary petition of bankruptcy, or a petition or answer seeking reorganization, or an arrangement with creditors, or seeks to take advantage of any other law relating to relief of debtors, or makes an assignment for the benefit of creditors.

3. Warrants

Upon the execution of this Agreement, Sapiens shall issue to the Investors warrants (the “Warrants”) to purchase 350,000 shares of Common Stock of Sapiens (the “Warrant Shares”). The Warrants are delivered to the Investors and the Warrant Shares shall be delivered to the Investors or their assignees pursuant to Regulation S, to the extent applicable. The Warrants shall be assignable by the Investors subject to applicable securities laws. The Warrants shall have the following terms:

Exercise Period.  The Warrants may be exercised, in whole or in part, at any time and from time to time during the period from issuance to December 31, 2007, inclusive (the “Exercise Period”), by delivery to Sapiens of a 10 day prior written notice.

Exercise Price.  The exercise price of the Warrants shall be US$4.00 per Common Share (adjusted for any share splits, issuance of bonus shares, combinations of shares, distribution of dividends or similar events).

4. Regulation S Compliance

Each of the Investors hereby separately agrees, declares and undertakes that as to itself only:

(a)

It is not a U.S. Person within the meaning of Regulation S.

(b)

At no time was it presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general advertising or solicitation in connection and concurrently with this transaction and no offer of the Sapiens Common Shares, the Warrants or the Warrant Shares (the “offered securities”) was made to the Investor in the United States.

(c)

It understands and agrees that the offered securities have not been and will not be registered under the Securities Act and that they may not be offered or sold within the United States or to, or for the account or benefit of, “U.S. persons” unless registered under the Securities Act or an exemption from registration under the Securities Act is available.

(d)

It will not offer or sell the offered securities to a US Person or for the account or benefit of a US Person until the end of the 40-day “distribution compliance period,” as defined in Regulation S.

(e)

If it sells the offered securities to a distributor, a dealer, as defined in Section 2(a)(12) of the Exchange Act of 1934, as amended, or a person receiving a selling concession, fee or other remuneration in respect of the offered securities sold, prior to the expiration of the 40-day “distribution compliance period,” it will send a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to the Investor and setting forth the restrictions on offers and sales of the offered securities within the United States, or to, or for the account or benefit of US persons as set forth in Rule 903 under the Securities Act.

(f)

Neither it nor any of its respective affiliates nor any person acting on their behalf has offered or sold or will offer to sell the offered securities by means of any “directed selling efforts” within the meaning of Rule 902 under the Securities Act.

(g)

It will comply with the “offering restrictions” requirement of Regulation S.

Terms used in paragraphs (a) through (g) above, including without limitation “United States,” and not otherwise defined have the meanings given to them by Regulation S.

5. U.S. Federal Securities Laws

Each of the Investors hereby separately agrees, declares and undertakes that as to itself only:

(a)

The offered securities are purchased for investment purposes, for its own account, and without any present intention to sell or distribute offered securities except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act.

(b)

None of the offered securities may be sold, transferred or otherwise disposed of except in compliance with (i) United States Federal Securities laws, (ii) state blue sky laws or (iii) under any applicable exemption from such requirements. Each Investor agrees that the offered securities shall be issued with a legend to such effect and relies on the representation of Sapiens that such legend shall be removed within three days following the date on which an Investor delivers to Sapiens the written opinion of counsel to the Investor, which counsel shall be acceptable to Sapiens (such acceptance not to be unreasonably withheld), to the effect that such securities may be sold in compliance with the immediately preceding sentence.

6. Piggy-Back Registration Rights

The Investors shall have the registration rights set forth in Exhibit B to this Agreement.

7. Substitution of Obligations

This Agreement is intended to replace the Put/Call Agreement, and Sapiens shall have no further obligations to the Investors pursuant to the Put/Call Agreement. Furthermore, this Agreement is intended to settle any differences of opinion that the parties may have had regarding the amounts payable to the Investors under the Put/Call Agreement, and each of Sapiens and the Investors hereby waives any claims they may have had against the other party arising from the Put/Call Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Sapiens International Corporation N.V.

By:

/s/ Itzick Sharir

Name: Itzick Sharir

Title: President and CEO

F.I.D. Holdings Ltd.

Israel Discount Bank Ltd.

By:

/s/ Ishay Davidi

By:  /s/ A. Goldschmidt
Name:

Name:

Title:

Title:

Execution Copy

AMENDED EXHIBIT A

Any and all issuances and distributions to be made to the Investors in accordance with the provisions of this Agreement shall be made to FID and will then be distributed between the Investors in accordance with the arrangement between them.

FID’s bank account information is as follows:

Bank: The Israel Discount Bank Ltd.

Branch: 10

Account Number : 9-00-587810

F.I.D. Holdings Ltd.

Israel Discount Bank Ltd.

By:

/s/ Ishay Davidi

By:  /s/ A. Goldschmidt
Name:

Ishay Davidi

Name:

Title:

Director

Title:

Execution Copy

EXHIBIT  B

Piggy-Back Registration Rights

1.

Whenever Sapiens shall propose to file a registration statement under the Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange thereunder, all as the same shall be in effect at the time that reference is made thereto (the “Securities Act”) relating to the public offering of its Common Shares for sale for cash for its own account or for the account of any of its shareholders, Sapiens shall give written notice to the Investors at least 30 days prior to the anticipated filing thereof, specifying the approximate date on which Sapiens proposes to file such registration statement and the intended method of distribution in connection therewith, and advising the Investors of their right to have any or all of the Sapiens Common Shares or the Warrant Shares (the “Registrable Securities”) then held by the Investors included among the securities to be covered by such registration statement (the “Piggy-Back Rights”).

2.

Subject to paragraphs 3 and 4 of this Annex, in the event that the Investors have and shall elect to utilize their Piggy-Back Rights, Sapiens shall include in the registration statement the Registrable Securities identified by the Investors in a written request (the “Piggy-Back Request”) given to Sapiens not later than 15 days prior to the proposed filing date of the registration statement. The Registrable Securities identified in the Piggy-Back Request shall be included in the registration statement on the same terms and conditions as the other shares of Common Stock included in the registration statement.

3.

Notwithstanding anything in this Agreement to the contrary, the Investors shall not have Piggy-Back Rights with respect to (i) a registration statement filed in respect to a merger, combination, employee stock benefit plan or dividend reinvestment plan or any successor forms thereto, (ii) a registration statement filed in connection with an exchange offer or an offering of securities solely to existing stockholders or employees of Sapiens, (iii) a registration statement filed in connection with an offering by Sapiens of securities convertible into or exchangeable for Common Shares, or (iv) a prospectus used in connection with a private placement of securities of Sapiens (whether for cash or in connection with an acquisition by Sapiens or one of its subsidiaries).

4.

If the lead managing underwriter selected by Sapiens for an underwritten offering (i.e., an offering in which Sapiens securities are sold to an underwriter for reoffering to the public pursuant to an effective registration statement under the Securities Act) for which Piggy-Back Rights are requested determines that marketing or other factors require a limitation on the number of Common Shares of Sapiens to be offered and sold in such offering, then (i) such underwriter shall provide written notice thereof to each of Sapiens and the Investors, and, (ii) the number of securities that Sapiens (or, if Sapiens does not participate in the offering, any other selling shareholder) and the Investors intend to sell pursuant to such offering shall be reduced pro rata.

5.

Nothing contained in this Annex shall create any liability on the part of Sapiens to the Investors if Sapiens for any reason should decide not to file a registration statement for which Piggy-Back Rights are available or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that the Investors may have taken, whether as a result of the issuance by Sapiens of any notice hereunder or otherwise.

6.

After the Investors have given Sapiens a Piggy-Back Request, they shall furnish Sapiens with such information concerning the Investors and pertinent to the disclosure requirements relating to the registration and distribution of Registrable Securities as Sapiens may from time to time reasonably request in writing.